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                           BARR ROSENBERG SERIES TRUST

               Distribution and Shareholder Service Plan (Class B)

         The Trustees of Barr Rosenberg Series Trust do hereby consent to and adopt the following Plan (the "Plan") as amended and restated as of October 1, 2001, which constitutes the Distribution and Shareholder Service Plan with respect to the Class B shares of BARR ROSENBERG SERIES TRUST, a Massachusetts business trust (the "Trust").

         Section 1. The Trust may agree to compensate the principal distributor of the Trust's shares (the "Distributor"), with a fee (the "Service Fee") at an annual rate not to exceed 0.25% of a Fund's average daily net assets attributable to the Class B shares. Subject to such limit and subject to the provisions of Section 8 hereof, the Service Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust.

         Section 2. In addition to the Service Fee, the Trust may agree to compensate the Distributor with a fee (the "Distribution Fee") at an annual rate of 0.75% (unless reduced as contemplated by and permitted pursuant to the next sentence hereof) of a Fund's average daily net assets attributable to the Class B shares in consideration of the services rendered in connection with the sale of such shares by the Distributor. The Trust will not terminate the Distribution Fee in respect of a Fund's assets attributable to Class B shares, or pay such fee at an annual rate of less than 0.75% of a Fund's average daily net assets attributable to the Class B shares, unless there has been a "Complete Termination" of this Plan as defined in Section 10 of this Plan. Subject to such restriction and subject to the provisions of Section 8 hereof, the Distribution Fee shall be as approved from time to time by (a) the Trustees of the Trust and
(b) the Independent Trustees of the Trust. The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

         Any distribution agreement entered into pursuant to this Plan may provide that payments thereunder shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by the Trust or a Fund of its right separately to pursue any claims it may have against the Distributor and enforce such claims against any assets of the Distributor (other than its right to be paid the Distribution Fee and to be paid contingent deferred sales charges)).

         The right of the Distributor to receive the Distribution Fee (but not the relevant distribution agreement or the Distributor's obligations thereunder) may be transferred by the Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from the Distributor to the Trust. In connection with the foregoing, the Trust is authorized to pay all or part of the Distribution Fee directly to such transferee as directed by the Distributor.
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         The Distributor may pay all or any portion of the Distribution Fee to securities dealers or other organizations (including, but not limited to, any affiliate of the Distributor) as commissions, asset-based sales charges or other compensation with respect to the sale of Class B shares of a Fund, and may retain all or any portion of the Distribution Fee as compensation for the Distributor's services as principal underwriter of the Class B shares of the Fund. All payments under this Section 2 are intended to qualify as "asset-based sales charges" as defined in Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any successor provision thereto) as in effect from time to time.

         Section 3. The Distribution Fee and the Service Fee may be spent by the Distributor on the distribution of Class B shares of the Trust and/or on personal services rendered to Class B shareholders of the Trust and/or maintenance of Class B shareholder accounts (but will generally not be spent on record keeping charges, accounting expenses, transfer costs, or custodian fees). The Distributor's expenditures may include, but shall not be limited to, compensation to, and expenses (including telephone and overhead expenses) of, financial consultants or other employees of the Distributor or of participating or introducing brokers, certain banks and other financial intermediaries who aid in the processing of purchase or redemption requests for Class B shares or the processing of dividend payments with respect to Class B shares, who provide information periodically to Class B shareholders showing their positions in a Fund's Class B shares, who issue confirmations for transactions by Class B shareholders, who forward communications from the Trust to Class B shareholders, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of Class B shareholders' needs, who provide and maintain elective Class B shareholder services such as check writing and wire transfer services, who provide and maintain pre-authorized investment plans for Class B shareholders, who act as sole shareholder of record and nominee for Class B shareholders, who respond to inquiries from Class B shareholders relating to such services, who train personnel in the provision of such services or who provide such similar services as permitted under applicable statutes, rules or regulations.

         Section 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement. This Plan shall take effect upon the execution of this Plan by the President of the Trust.

         Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 4. It is acknowledged that the Distributor may expend or impute interest expense in respect of its activities or expenses under this Plan and the Trustees and the Independent Trustees may give such weight to such interest expense as they determine in their discretion.
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         Section 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 7. This Plan may be terminated at any time with respect to the Class B shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class B voting securities of that Fund, PROVIDED, HOWEVER, that, pursuant to Section 8, the Trust may contract to continue to make payments of the Distributor's Allocable Portion (as may be defined in any distribution agreement entered into by the Trust) of the Distribution Fee unless there is a Complete Termination.

         Section 8. All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide:

         A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of majority of the outstanding Class B voting securities of such Fund, on not more than 60 days' written notice to any other party to the agreement;

         B. That such agreement shall terminate automatically in the event of its assignment (excluding for this purpose any assignment of rights to payment described in Sections 1 and 2 of this Plan, which is hereby ratified and approved); and

         C. Notwithstanding anything to the contrary contained herein, the Trust may agree with the Distributor that, so long as no Complete Termination has occurred and is continuing, payments of the Distributor's Allocable Portion of the Distribution Fee will continue to be made to or at the direction of the Distributor notwithstanding either the termination of any distribution agreement with the Distributor, the termination of the role of the Distributor as Distributor hereunder or the termination of the Plan.

         Section 9. This Plan may not be amended with respect to any Fund to increase materially the amount of Distribution Fees or Service Fees permitted pursuant to Sections 1 and 2 hereof without approval: (1) in the manner provided in Section 4 hereof and (2) at a meeting of the shareholders by the affirmative vote of a majority of the outstanding shares of the Classes affected by the action, and all material amendments to this Plan shall be approved in the same manner.

         Section 10. As used in this Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission, (c) the term "introducing broker" shall mean any broker or dealer who is a member of the National Association of Securities Dealers, Inc. and who is acting as an introducing broker pursuant to clearing agreements with the Distributor; and (d) the term "participating broker" shall mean any broker or dealer which is a member of the National Association of Securities Dealers, Inc. and who has entered into a selling or dealer agreement with the Distributor.

         For the purposes of this Plan, a "Complete Termination" of this Plan in respect of any Fund shall mean a termination of this Plan in respect to such Fund so long as: (i) the Trust shall not, in respect of such Fund, pay to any person or entity, other than the Distributor (or its assignee), either the asset based sales charge or the Service Fee (or any similar fee) in respect of shares taken into account in computing the Distributor's Allocable Portion; and (ii) such Fund has not adopted a distribution plan relating to any "Similar Class" of shares of such Fund. For purposes of determining whether any termination of this Plan for the shares of a Fund is a Complete Termination, a "Similar Class" is any class of shares of such Fund that has a sales load structure substantially similar to that of the class for which this Plan was terminated taking into account the total sales load borne directly or indirectly by holders of such class of shares including commission paid directly by such holders to brokers on issuance of shares of such class, contingent deferred sales charges payable by holders of shares of such class, installment or deferred sales charges payable by holders of shares of such class, and similar charges borne directly or indirectly by holders of shares of such class.

         Executed by:
         KENNETH REID
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         Kenneth Reid, on behalf of
         Barr Rosenberg Series Trust

         Date: October 1, 2001